Exhibit 99.7

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Ecolab Inc., which we refer to as Ecolab, and Nalco Holding Company, which we refer to as Nalco, giving effect to the merger of Ecolab and Nalco, which we refer to as the merger, and the financing transactions described below as if they had been consummated on September 30, 2011. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2011 and for the year ended December 31, 2010 combine the historical consolidated statements of income of Ecolab and historical consolidated statements of operations of Nalco, giving effect to the merger and the financing transactions described below as if they had been consummated on January 1, 2010, the beginning of the earliest period presented. The historical consolidated financial statements of Nalco have been adjusted by condensing certain line items in order to conform with Ecolab’s financial statement presentation.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with Ecolab considered the acquirer of Nalco. Accordingly, consideration given by Ecolab to complete the merger with Nalco will be allocated to assets and liabilities of Nalco based upon their estimated fair values as of the date of completion of the merger. As of the date hereof, Ecolab has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the Nalco assets acquired and the liabilities assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Nalco’s accounting policies to Ecolab’s accounting policies. A final determination of the fair value of Nalco’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Nalco as of the date of completion of the merger. Accordingly, the unaudited pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary unaudited pro forma purchase price adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements presented below. Ecolab estimated the fair value of Nalco’s assets and liabilities based on preliminary valuation studies, due diligence and information presented in public filings. Final valuations are expected to be completed in the fourth quarter of 2011. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of income. There can be no assurance that such finalization will not result in material changes.

These unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with Ecolab’s consolidated financial statements and related notes included in Ecolab’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the period ended September 30, 2011, and Nalco’s consolidated financial statements and related notes included as Exhibits 99.5 and 99.6 to Ecolab’s Current Report on Form 8-K with respect to which these unaudited pro forma condensed combined financial statements are included as an exhibit. The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Ecolab would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Ecolab expects to incur significant costs associated with integrating the operations of Ecolab and Nalco. The unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the merger. In addition, the unaudited pro forma condensed combined financial statements do not include one-time costs directly attributable to the transaction, employee retention costs or professional fees incurred by Nalco or Ecolab pursuant to provisions contained in the merger agreement, as those costs are not considered part of the purchase price.

Unaudited Pro Forma Condensed Combined Statement of Income

For The Twelve Months Ended December 31, 2010

	Ecolab	Nalco	Pro Forma Adjustments		Pro Forma Combined
	(in millions, except per share data)
Net Sales	$6,089.7	$4,250.5	$—		$10,340.2
Operating Expenses
Cost of Sales	3,013.8	2,336.7	(9.5	)(a)	5,341.0
Selling, general and administrative expenses	2,261.6	1,328.6	165.3	(a)	3,755.5
Special gains and charges	7.5	7.5	—		15.0
Total operating expenses	5,282.9	3,672.8	155.8		9,111.5
Operating Income	806.8	577.7	(155.8)		1,228.7
Other expense, net	—	45.1	—		45.1
Interest expense, net	59.1	227.6	(55.5	)(c)	231.2
Income before income taxes	747.7	305.0	(100.3)		952.4
Provision for income taxes	216.6	103.3	(32.0	)(d)	287.9
Net income including noncontrolling interest	531.1	201.7	(68.3)		664.5
Less: Net income attributable to noncontrolling interest	0.8	5.5	—		6.3
Net income	$530.3	$196.2	$(68.3)		$658.2
Earnings attributable to Ecolab per common share
Basic	$2.27	$1.42			$2.18
Diluted	$2.23	$1.41			$2.14
Weighted-average common shares outstanding
Basic	233.4	138.3	(70.0	)(e)	301.7
Diluted	237.6	139.4	(68.3	)(e)	308.7

The accompanying notes are an integral part of these unaudited pro forma condensed combined  financial statements.

Unaudited Pro Forma Condensed Combined

Statement of Income

For The Nine Months Ended September 30, 2011

	Ecolab	Nalco	Pro Forma Adjustments		Pro Forma Combined
	(in millions, except per share data)
Net Sales	$4,953.2	$3,488.0	$—		$8,441.2
Operating Expenses
Cost of Sales	2,509.1	2,041.2	(24.5	)(a)	4,525.8
Selling, general and administrative expenses	1,786.5	1,036.4	136.3	(a)	2,950.2
	—	—	(9.0	)(b)	—
Special gains and charges	68.0	(131.1)	—		(63.1)
Total operating expenses	4,363.6	2,946.5	102.8		7,412.9
Operating Income	589.6	541.5	(102.8)		1,028.3
Other expense, net	—	11.8	—		11.8
Interest expense, net	39.8	141.8	(7.3	)(c)	174.3
Income before income taxes	549.8	387.9	(95.5)		842.2
Provision for income taxes	175.3	129.5	(31.6	)(d)	273.2
Net income including noncontrolling interest	374.5	258.4	(63.9)		569.0
Less: Net income attributable to noncontrolling interest	0.7	5.9	—		6.6
Net income	$373.8	$252.5	$(63.9)		$562.4
Earnings attributable to Ecolab per common share
Basic	$1.61	$1.82			$1.87
Diluted	$1.58	$1.80			$1.84
Weighted-average common shares outstanding
Basic	231.8	138.8	(70.5	)(e)	300.1
Diluted	236.2	140.1	(69.0	)(e)	307.3

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined

Balance Sheet

As of September 30, 2011

	Ecolab	Nalco	Pro Forma Adjustments		Pro Forma Combined
	(in millions)
Assets
Current Assets
Cash and cash equivalents	$207.3	$120.8	$173.8	(f)	$501.9
Accounts receivable, net	1,143.1	900.8	—		2,043.9
Inventories	504.9	425.1	161.0	(g)	1,091.0
Deferred income taxes	86.5	54.5	1.3	(o)	142.3
Prepaid and other current assets	149.2	161.0	—		310.2
Total Current Assets	2,091.0	1,662.2	336.1		4,089.3
Property, plant and equipment, net	1,218.2	752.1	252.7	(h)	2,223.0
Goodwill	1,504.0	1,771.5	2,421.0	(i)	5,696.5
Other intangible assets, net	418.8	993.2	2,836.8	(j)	4,248.8
Other assets	273.6	200.5	(35.2	)(k)	438.9
	—	—	—		—
Total Assets	$5,505.6	$5,379.5	$5,811.4		$16,696.5
Liabilities and Stockholders’ Equity
Current Liabilities:
Short-term debt	$336.8	$115.2	$569.0	(l)	$1,021.0
Accounts payable	413.4	378.8	(6.5	)(p)	785.7
Accrued expenses and other current liabilities	867.5	425.5	(113.9	)(m)	1,179.1
Total Current Liabilities	1,617.7	919.5	448.6		2,985.8
Long-term debt	700.2	2,644.5	186.6	(l)	4,900.2
	—	—	1,368.9	(l)	—
Other liabilities	716.8	875.5	42.0	(n)	2,726.5
	—	—	1,092.2	(o)	—
Total Liabilities	3,034.7	4,439.5	3,138.3		10,612.5
Equity
Common stock	335.1	1.4	66.9	(p)	403.4
Additional paid-in capital	1,404.8	813.1	2,792.4	(p)	5,010.3
Retained earnings	3,531.2	192.3	(282.5	)(p)	3,441.0
Accumulated other comprehensive (loss) income	(160.7)	115.0	(115.0	)(p)	(160.7)
Treasury stock	(2,643.4)	(211.3)	211.3	(p)	(2,643.4)
Total Stockholders’ Equity	2,467.0	910.5	2,673.1		6,050.6
Noncontrolling interest	3.9	29.5	—		33.4
Total Equity	2,470.9	940.0	2,673.1		6,084.0
Total Liabilities and Equity	$5,505.6	$5,379.5	$5,811.4		$16,696.5

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Description of the Transaction

Ecolab and Nalco entered into an Agreement and Plan of Merger dated as of July 19, 2011, which we refer to as the merger agreement, pursuant to which Nalco agreed to merge with and into a wholly-owned subsidiary of Ecolab. The merger was completed on December 1, 2011. Upon completion of the merger, the separate existence of Nalco ceased and Ecolab became the parent company of the Ecolab subsidiary surviving the merger and Nalco’s subsidiaries.

At the effective time of the merger, each share of Nalco common stock issued and outstanding immediately prior to the effective time, other than shares owned by Ecolab, Nalco or any of their respective wholly-owned subsidiaries and shares in respect of which appraisal rights had been properly exercised and not withdrawn, was converted into the right to receive, at the election of the stockholder, subject to certain proration and reallocation procedures described below, either 0.7005 shares of Ecolab common stock or $38.80 in cash, without interest. Nalco stockholders will not receive any fractional shares of Ecolab common stock in the merger. Instead, they will receive a cash payment in lieu of any fractional shares of Ecolab common stock they otherwise would have received in the merger.

Under the merger agreement, approximately 70% of issued and outstanding shares of Nalco common stock immediately prior to the effective time were converted into the right to receive Ecolab common stock and approximately 30% of issued and outstanding shares of Nalco common stock immediately prior to the effective time were converted into the right to receive cash. In order to achieve this 70%/30% stock-cash mix of consideration, the merger agreement provides for pro-rata adjustments to and reallocation of the stock and cash elections made by Nalco stockholders, as well as the allocation of Nalco shares owned by stockholders who fail to make an election. The deadline for Nalco stockholders to make their stock-cash election pursuant to the merger agreement is 5:00 p.m., New York City time, on December 7, 2011.

Depending on the elections made by other Nalco stockholders, Nalco stockholders who elect to receive Ecolab common stock for all of their shares in the merger may receive a portion of their consideration in cash, and Nalco stockholders who elect to receive cash for all of their shares in the merger may receive a portion of their consideration in Ecolab common stock. Nalco stockholders who elect to receive a combination of Ecolab common stock and cash for their shares in the merger may receive Ecolab common stock and cash in a proportion different from that which they elected. The merger agreement also provides for the allocation of shares owned by Nalco stockholders who fail to make an election.

Immediately prior to the completion of the merger, each restricted stock unit held by a non-employee director of Nalco fully vested and was converted into the right to receive either 0.7005 shares of Ecolab common stock or $38.80 in cash, without interest. Each time-vesting restricted stock unit held by certain officers of Nalco fully vested and was settled for shares of Nalco common stock immediately prior to the completion of the merger pursuant to their change of control agreements with Nalco.

Except for the restricted stock unit awards described in the preceding paragraph, Nalco stock options, restricted stock units and performance stock units granted under Nalco’s equity compensation plans or pursuant to any individual equity compensation award agreement, whether vested or unvested, that were outstanding immediately prior to the completion of the merger were automatically converted into an Ecolab stock option, restricted stock unit and performance stock unit, as applicable, on the same or substantially similar terms and conditions as were applicable to such Nalco stock option, restricted stock unit and performance stock unit immediately prior to the merger. Nalco stock options, restricted stock units and performance stock units were converted to Ecolab stock options, restricted stock units or performance stock units based on a stock award exchange ratio calculated in accordance with the merger agreement.

Note 2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined statements of income for the year ended December 31, 2010 and the nine-months ended September 30, 2011 give effect to the merger and the financing transactions described below as if they had been completed on January 1, 2010. The unaudited pro forma condensed combined balance sheet as of September 30, 2011 gives effect to the merger and the financing transactions described below as if they had been completed on September 30, 2011.

The unaudited pro forma condensed combined financial statements have been derived from the historical consolidated financial statements of Ecolab and Nalco. Certain financial statement line items included in Nalco’s historical presentation have been condensed to conform to corresponding financial statement line items included in Ecolab’s historical presentation. This includes the amortization of intangible assets which has been condensed into selling, general and administrative expenses, and restructuring expense, gain on divestitures, and impairment of goodwill which have been condensed into special gains and charges. The classification of these items have no impact on the historical operating income, net income, total assets, total liabilities or stockholders’ equity reported by Ecolab or Nalco. Nalco sold its personal care products business and marine chemical business in January 2011 and February 2011, respectively. The marine chemicals and personal care products businesses contributed approximately $70 million and $25 million to net sales and income before income taxes, respectively, for the year ended December 31, 2010.

Additionally, based on Ecolab’s review of Nalco’s summary of significant accounting policies disclosed in Nalco’s financial statements and preliminary discussions with Nalco management, the nature and amount of any adjustments to the historical financial statements of Nalco to conform its accounting policies to those of Ecolab are not expected to be material. Further review of Nalco’s accounting policies and financial statements may result in revisions to Nalco’s policies and classifications to conform to Ecolab.

Assumptions and estimates underlying the unaudited pro forma adjustments are described in these notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements. These estimates are subject to change pending further review of the assets acquired and liabilities assumed.

The merger is reflected in the unaudited pro forma condensed combined financial statements as an acquisition of Nalco by Ecolab in accordance with Accounting Standards Codification Topic 805, “Business Combinations,” using the acquisition method of accounting. Under these accounting standards, the total estimated purchase price is calculated as described in Note 3 to the unaudited pro forma condensed combined financial statements, and the assets acquired and the liabilities assumed have been measured at estimated fair value. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, Ecolab has applied the accounting guidance for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions of the merger, including historical and current market data.

Estimated transaction costs, including estimated make-whole payments in connection with the repayment or redemption of certain Nalco debt obligations, have been excluded from the unaudited pro forma condensed combined statements of income as they reflect charges directly related to the merger which do not have an ongoing impact. However, the anticipated transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as a decrease to both cash and to retained earnings.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the merger. Further, the unaudited pro forma condensed combined financial statements do not reflect the effect of any future regulatory actions that may impact the unaudited pro forma condensed combined financial statements.

Note 3. Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of the merger consideration to be transferred to effect the merger:

	Common Stock (par value $1.00 per share)	Additional Paid-in Capital	Total
	(in millions, except per share data)
Issuance of Ecolab common stock to Nalco stockholders	$68.3	$3,529.7	$3,598.0
Replacement equity awards		75.8	75.8
Cash consideration			1,622.5
Total consideration			$5,296.3

The foregoing is based on Ecolab’s closing share price of $52.68 as of November 23, 2011. Using this closing share price, the value of the merger consideration was approximately $5,296.3 million, consisting of $1,622.5 million of cash, the issuance of 68.3 million shares of Ecolab common stock, and $75.8 million of replacement equity awards. The replacement equity awards represented the fair value of such awards attributable to service prior to September 30, 2011 using the current stock price to determine conversion and a Black Scholes valuation model to determine the fair value of stock options.

The allocation of the preliminary purchase price to the fair values of assets acquired and liabilities assumed includes unaudited pro forma adjustments to reflect the fair values of Nalco’s assets and liabilities. The allocation of the preliminary purchase price is as follows (in millions):

Current assets	$1,824.5
Property, plant and equipment	1,004.8
Goodwill	4,192.5
Other intangibles	3,830.0
Other assets	135.7
Total assets	10,987.5
Current liabilities	(820.9)
Long-term debt	(2,831.1)
Other liabilities	(2,009.7)
Non-controlling interest	(29.5)
Total liabilities and equity	(5,691.2)
Estimated purchase price	$5,296.3

Note 4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income

(a)  Depreciation and amortization.  The adjustment to depreciation and amortization expense recorded in cost of goods sold, or COGS, and selling, general and administrative, or SG&A, expenses is a result of the fair market value adjustments to assets acquired and the estimated remaining useful lives. The estimated fair value of depreciable property, plant and equipment, or PP&E, of approximately $821.5 million and of amortizable intangible assets of $2,630.0 million is expected to be amortized on a straight-line basis over estimated useful lives that will generally range from 6 to 26 years, subject to the completion of the purchase price allocation. The weighted-average useful life of depreciable property, plant and equipment is 13 years and of amortizable intangibles is 13 years. See Note 4(j) for the detail of the intangible assets acquired in the preliminary purchase price allocation. The purchase price allocation to tangible and intangible assets and the impact on depreciation and amortization is as follows (in millions):

						Pro Forma Depreciation and Amortization Expense
	Ecolab	Nalco	Pro Forma Adjustment	Pro Forma Combined	Useful Lives	Year Ended December 31, 2010	Nine Months Ended September 30, 2011
Property, plant & equipment
Land	$36.1	$76.3	$9.7	$122.1	N/A	$—	$—
Buildings	137.0	170.5	91.0	398.5	26 years	20.5	39.1
Construction in process	71.8	96.9	0.4	169.1	N/A	—	—
Personal property	973.3	408.4	151.6	1,533.3	7 years	375.9	273.7
Total property, plant & equipment	$1,218.2	$752.1	$252.7	$2,223.0		$396.4	$312.8
Goodwill and other intangibles
Goodwill	$1,504.0	$1,771.5	$2,421.0	$5,696.5	N/A	$—	$—
Patents and developed technology	98.1	40.6	499.4	638.1	6 - 9 years	94.7	72.6
Customer relationships	245.2	117.8	1,792.2	2,155.2	15 years	148.9	117.8
Other trade names	75.5	834.8	(654.8)	255.5	8 years	29.2	22.7
Other indefinite life intangibles	—	—	1,200.0	1,200.0	N/A	—	—
Total goodwill and other intangibles	$1,922.8	$2,764.7	$5,257.8	$9,945.3		$272.8	$213.1

The calculation of pro forma adjusted depreciation and amortization is as follows (in millions):

	Year Ended December 31, 2010	Nine Months Ended September 30, 2011
Pro forma depreciation expense (PP&E)	$396.4	$312.8
Minus historical depreciation expense (PP&E)	(429.5)	(345.5)
Pro forma adjustment	$(33.1)	$(32.7)
Pro forma amortization expense (intangibles)	$272.8	$213.1
Minus historical amortization expense (intangibles)	(83.9)	(68.6)
Pro forma adjustment	$188.9	$144.5
Total pro forma depreciation and amortization adjustment	$155.8	$111.8

The depreciation and amortization expense adjustment is broken down between COGS and SG&A expenses as follows (in millions):

	Year Ended December 31, 2010	Nine Months Ended September 30, 2011
New COGS depreciation	$67.4	50.6
Eliminate historic COGS depreciation	(76.9)	(75.1)
Total COGS depreciation adjustment	$(9.5)	$(24.5)
New SG&A depreciation	$22.6	$17.0
Eliminate historic SG&A depreciation	(46.2)	(25.2)
Adjustment to SG&A depreciation	(23.6)	(8.2)
New SG&A amortization	232.1	174.0
Eliminate historic SG&A amortization	(43.2)	(29.5)
Adjustment to SG&A amortization	188.9	144.5
Total SG&A depreciation & amortization adjustment	$165.3	$136.3

In 2011, Nalco identified certain costs that it had previously classified as SG&A expenses that it believes are more appropriately classified in COGS. Included in the costs Nalco identified was depreciation expense on certain manufacturing assets that totaled $20.1 million in fiscal year 2010, and which is included in historical SG&A depreciation for fiscal year 2010. Depreciation expense on these manufacturing assets for the nine months ended September 30, 2011 is included in historical COGS depreciation.

(b)  Elimination of transaction fees.  Total Ecolab transaction fees related to the merger have been estimated to be $68.5 million, of which $4.4 million have been accrued within accounts payable as of September 30, 2011 and expensed through SG&A expenses within the consolidated statement of income for the nine-months ended September 30, 2011. No transaction fees have been expensed within the consolidated statement of income for the twelve-months ended December 31, 2010. The portion of the fees that are expensed have been removed within the unaudited pro forma adjustments to SG&A expenses as these fees relate directly to the transaction and do not have an ongoing impact. Total Nalco fees related to the merger have been estimated to be $38.0 million, of which $4.6 million has been expensed and $2.1 million remains accrued as of September 30, 2011.

(c)  Interest expense.  The net adjustment amount reflects a reduction in interest expense based on the assumption of a refinancing of all existing Nalco debt and the incurrence by Ecolab of additional indebtedness in order to pay the cash portion of the merger consideration. See Note 4(l) for additional details on estimated long-term debt activity. Pro forma interest expense assumes total new debt of $4,800.0 million with a weighted average interest rate of 3.3% and includes amortization of $29.6 million of new deferred financing costs. The weighted average interest rate was calculated based on anticipated debt issuances at the benchmark interest rates and credit spreads at the expected combined company credit rating as of November 23, 2011. Management considered the impact of a potential credit rating downgrade in determining the appropriate credit spreads and resulting weighted average interest rate. The unaudited pro forma interest expense incorporates estimates for debt bearing variable rates as well as the amortization of financing costs and securitization fees. A 1/8th of 1%

change in the assumed variable interest rate related to the financing would change annual unaudited pro forma interest expense by approximately $6.0 million. Estimated interest expense is subject to fluctuation based on market rates until financing occurs. The estimated new debt and corresponding weighted average interest rate of 3.3% do not take into account the $1.0 billion share repurchase program announced by Ecolab on September 6, 2011 and expected to be completed by the end 2012. The share repurchase is expected to be funded by operating cash flow and additional debt. Ecolab’s decision to repay existing Nalco debt and its ultimate financing strategy will be subject to various factors, including market conditions and interest rates.

The interest expense related to the new debt incurred as a result of the merger assumes the following balances (in millions):

Amount
Commercial paper	$600.0
7 year notes	250.0
12 year notes	250.0
Other long term notes (varying terms)	3,700.0
Total	$4,800.0

(d)  Income tax expense.  Nalco’s 2010 and third quarter 2011 global tax rates of 33.9% and 33.4%, respectively, have been applied to the unaudited pro forma adjustments related to operating expenses for 2010 and third quarter 2011. Nalco’s 2010 and third quarter 2011 combined U.S. federal and state statutory tax rates of 37.5% have been applied to the unaudited pro forma adjustments related to interest expense for 2010 and third quarter 2011, respectively.

(e)  Shares outstanding.  Reflects the elimination of Nalco’s common stock and the issuance of approximately 68.3 million common shares of Ecolab common stock.

The unaudited pro forma weighted average number of basic shares outstanding is calculated for each period presented by adding Ecolab’s weighted average number of basic shares outstanding for that period and the number of Ecolab shares issued to Nalco stockholders as a result of the merger. The unaudited pro forma weighted average number of diluted shares outstanding is calculated by adding Ecolab’s weighted average number of diluted shares outstanding for that period and the number of Ecolab shares issued pursuant to the merger as well as 2.8 million shares related to the assumption by Ecolab of Nalco stock options and other equity-based compensation awards.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(f)  Cash.  The adjustment amount represents a net increase of cash on hand in the amount of $173.8 million. This includes an increase to cash related to new debt of $4,800.0 million and a decrease in cash related to payment of the cash merger consideration of $1,622.5 million, the repayment of existing Nalco debt at fair value of $2,862.1 million and certain estimated transaction related expenses, including $6.4 million of make-whole payments in connection with the repayment or redemption of certain Nalco debt obligations, $29.6 million of financing fees, $104.0 million of transaction fees and $1.6 million of other change in control payments.

(g)  Inventories.  Represents the unaudited pro forma adjustment to reflect the preliminary fair value of Nalco’s inventories balance at current market prices of approximately $586.1 million, subject to the completion of the purchase price allocation.

(h)  Property, plant and equipment.  Represents the unaudited pro forma adjustment of Nalco’s property, plant and equipment to its preliminarily estimated fair market value as of September 30, 2011 of $1,004.8 million, subject to the completion of the purchase price allocation.

(i)  Goodwill.  Reflects the preliminary estimate of the excess of the purchase price paid over the fair value of Nalco’s identifiable assets acquired and liabilities assumed and is not amortized. The estimated purchase price of the transaction, based on the closing price of Ecolab’s common stock on November 23, 2011, and the excess purchase price over the fair value of the identifiable net assets acquired is calculated as follows (in millions):

Preliminary purchase price	$5,296.3
Less: fair value of net assets acquired	(1,103.8)
Total new goodwill	4,192.5
Less: Nalco existing goodwill	(1,771.5)
Pro forma goodwill adjustment	$2,421.0

(j)  Other intangible assets.  Represents the unaudited pro forma adjustment to reflect the preliminary estimated fair value of Nalco’s intangibles of approximately $3,830.0 million which is an increase of $2,836.8 million over Nalco’s book value of intangibles prior to the merger. The intangibles primarily consist of patents and developed technology of $540.0 million, customer relationships of $1,910.0 million and trade names aggregating to approximately $1,380.0 million, subject to the completion of the purchase price allocation. The Nalco trade name has been allocated approximately $1,200.0 million based on the preliminary purchase price allocation and is expected to be an indefinite-lived intangible.

(k)  Other assets.  Represents the elimination of $64.8 million of deferred financing costs associated with existing Nalco debt being refinanced, and the inclusion of an estimated $29.6 million of financing costs expected to be incurred with respect to the new debt.

(l)  Debt.  Represents the elimination of $2,862.1 million of outstanding Nalco debt, which includes a fair value adjustment of debt in the amount of $186.6 million, and the inclusion of an estimated $4,800.0 million of new debt, which includes Ecolab’s $250 million aggregate principal amount of 3.69% Notes due 2018 and $250 million aggregate principal amount of 4.32% Notes due 2023, used primarily to repay the Nalco debt and fund transaction-related costs, including the cash portion of the merger consideration, related transaction expenses, fees incurred related to the new bank financing and certain employee compensation payments required at closing. The Nalco debt is publicly traded, and therefore quoted prices for the debt are readily available. Given this, the fair value of the debt as of November 23, 2011 was used in the preparation of the unaudited pro forma condensed combined financial statements. The fair value of the debt to be retired at September 30, 2011 was $2,862.1 million. The debt adjustments were classified between short-term and long-term as follows (in millions):

	Nalco Debt Retired at Fair Value	New Debt	Debt Adjustment
Short-term debt	$(31.0)	$600.0	$569.0
Long-term debt	(2,831.1)	4,200.0	1,368.9
Total	$(2,862.1)	$4,800.0	$1,937.9

Included within the debt balances for Nalco are $26.6 million of outstanding checks and $57.6 million of notes payable to bank which were not eliminated as a result of the merger.

(m)  Income taxes payable.  Represents the adjustment to income taxes payable corresponding to fair value debt adjustments and deferred financing costs of $70.0 million and $24.3 million, respectively, transaction fees of $12.3 million, change in control and other equity-based awards payments of $4.9 million, and other transaction related items of $2.4 million. Adjustments to income taxes payable are based on Nalco’s statutory U.S. federal and state tax rate of 37.5%.

(n)  Other liability.  Represents the adjustment of $42.0 million to increase the Nalco pension and other post-retirement benefit liabilities to their funded status of $551.1 million as of the September 30, 2011 unaudited pro forma condensed combined balance sheet date utilizing the current fair value of plan assets and applicable discount rates.

(o)  Deferred income taxes.  Deferred taxes arising from the estimated fair value adjustments for acquired inventory, property, plant, and equipment, patents and developed technology, customer relationships, and trade names and other intangibles, as well as the settlement of restricted stock units that were converted to Nalco common stock prior to the merger, are primarily based on Nalco’s estimated global tax rate of 33.6%.

(p)  Stockholders’ equity.  The unaudited pro forma condensed combined balance sheet reflects the elimination of Nalco’s historical equity balances and the recognition of approximately 68.3 million Ecolab common stock issued ($68.3 million of common stock at $1.00 par value and $3,529.7 million of additional paid-in capital). Amounts in additional paid-in capital also include $75.8 million to reflect the portion of the purchase price related to the total estimated fair value of stock compensation awards outstanding as of September 30, 2011, excluding the value associated with employee service yet to be rendered.

Additionally, retained earnings were further reduced by $90.2 million for estimated transaction costs, net of tax effects, including make-whole payments of $4.0 million, transaction fees of $85.2 million, which is net of previously accrued transaction fees of $6.5 million, and other change in control payments of $1.0 million. These estimated transaction costs have been excluded from the unaudited pro forma condensed combined income statement as they reflect charges directly related to the merger that do not have an ongoing impact. The gross amounts and related net tax effects are as follows (in millions):

	Make-whole Payments	Transaction Fees	Other Change in Control Payments	Total
Gross expense	$(6.4)	$(97.5)	$(1.6)	$(105.5)
Tax effect	2.4	12.3	0.6	15.3
Net adjustment	$(4.0)	$(85.2)	$(1.0)	$(90.2)